Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Reports Second Quarter 2016 Results

Record second quarter operating profit of $110 million, or 14.8 percent of net sales; a 10.5 percent year-over-year increase

FINDLAY, Ohio, Aug. 4, 2016 – Cooper Tire & Rubber Company (NYSE: CTB) today reported second quarter 2016 net income of $71 million, or diluted earnings per share of $1.27, compared with $60 million, or $1.03 per share, last year.

Second Quarter Highlights:

•	Unit volume increased 0.9 percent year-over-year
•	Net sales decreased 1.5 percent to $740 million
•	Operating profit increased by 10.5 percent year-over-year to $110 million, or 14.8 percent of net sales; a record for the period
•	Diluted earnings per share of $1.27 compared with $1.03 per share a year ago
•	Repurchased $29.3 million of stock during the quarter

“Cooper closed the first half of 2016 with another outstanding quarter,” said Chairman, Chief Executive Officer and President Roy Armes. “We achieved record-setting second quarter operating margin, building upon the strong results we delivered in the first quarter.  The Americas segment posted another terrific quarter, generating operating margin of more than 17 percent.  Our International segment performed better than expected, moving from a loss to delivering an operating profit for the period.  Cooper continues to execute on our strategy to deliver shareholder value, including returning cash to shareholders through our quarterly dividend and share repurchases, which totaled more than $29 million during the second quarter,” Armes added.  “As my retirement will be effective Aug. 31, this is the final quarter I will report on behalf of Cooper.  It has been my honor to lead such a talented and committed team in transforming the Cooper business model to deliver outstanding results quarter after quarter, positioning the company for long-term success.”

Consolidated Results:

Cooper Tire	Q2 2016 ($M)	Q2 2015 ($M)	Change
Net Sales	$740	$752	(1.5%)
Operating Profit	$110	$99	10.5%
Operating Margin	14.8%	13.2%	1.6 ppts

Consolidated Second Quarter Results:

•	Second quarter net sales were $740 million, a decrease of 1.5 percent compared with $752 million in the second quarter of 2015. Second quarter results include $7 million of higher unit volume, with increases in the International segment partially offset by decreases in the Americas segment. The unit volume increase was more than offset by $11 million of negative currency impact and $8 million of unfavorable price and mix, primarily due to net price reductions related to lower raw material costs.

•	Second quarter 2016 operating profit was $110 million compared with $99 million for the same period last year. Operating profit increased as a result of $23 million of favorable raw material costs, net of price and mix, $2 million of higher unit volume, and $1 million of lower other costs. These benefits were partially offset by $10 million of unfavorable SG&A expense and $5 million of higher manufacturing costs.

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Cooper Tire Q2 2016—2

•	Second quarter SG&A expense was $70 million, which compares with $60 million in the second quarter of 2015. SG&A expense for the quarter increased to 9.4 percent of net sales, from 8.0 percent of net sales in the second quarter of 2015. The increase in SG&A was primarily the result of increases in brand and marketing program expense, estimated incentive compensation, and higher mark-to-market costs of stock-based liabilities.

•	Higher manufacturing costs were concentrated in the Americas segment and were primarily related to the greater complexity of manufacturing more higher value, higher margin tires.

•	The effective tax rate for the second quarter was 32.7 percent, compared with 36.5 percent last year. The reduction in the tax rate was primarily due to improved results in international locations that have lower tax rates, along with the release of certain tax contingencies due to statute lapses. The tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.

•	At quarter end, Cooper had $412 million in cash and cash equivalents, compared with $408 million at June 30, 2015. Capital expenditures in the second quarter were $49 million compared with $41 million in the same period last year.

•	In February 2016, the company announced an extended and increased $200 million share repurchase program. During the second quarter, 894,265 shares were repurchased for $29.3 million at an average price of $32.77 per share. Purchases have continued in the third quarter under this authorization with an additional 373,188 shares purchased at an average cost of $30.61 per share for $11.4 million through Aug. 3, 2016. The remaining repurchase authorization is $152 million and expires on Dec. 31, 2017. Since share repurchases began in August 2014, the company has repurchased a total of 11 million shares at an average price of $33.85 per share.

Americas Tire Operations:

Americas Tire Operations	Q2 2016 ($M)	Q2 2015 ($M)	Change
Net Sales	$655	$673	(2.7%)
Operating Profit	$116	$109	6.9%
Operating Margin	17.7%	16.1%	1.6 ppts.

Second quarter net sales in the Americas segment declined 2.7 percent as a result of $12 million of lower unit volume, $5 million of negative foreign currency impact and $1 million of unfavorable price and mix. Segment unit shipments decreased 1.8 percent compared with the same period last year, with an increase in unit volume in Latin America that was more than offset by decreased unit volume in North America. Cooper’s total light vehicle tire shipments in the United States decreased 3.4 percent during the quarter due primarily to a decline in private label shipments. The Rubber Manufacturers Association (RMA) reported that its member shipments in the United States were down 3.5 percent. Total industry shipments (including an estimate for non-RMA members) decreased 3.9 percent for the period. Cooper’s commercial truck tire shipments for the United States were up 23.7 percent during the second quarter, outperforming both the industry and the RMA.

Second quarter operating profit was $116 million, or 17.7 percent of net sales, compared with $109 million, or 16.1 percent of net sales, in the second quarter of 2015. The higher operating profit primarily reflected $23 million of favorable raw material costs, net of price and mix, which was partially offset by $7 million of unfavorable SG&A costs, $6 million of unfavorable manufacturing costs, and $3 million due to lower unit volume.

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Cooper Tire Q2 2016—3

International Tire Operations:

International Tire Operations	Q2 2016 ($M)	Q2 2015 ($M)	Change
Net Sales	$124	$125	(0.9%)
Operating Profit (Loss)	$3	($4)	186.8%
Operating Margin	2.5%	(2.9%)	5.4 ppts

Second quarter net sales in the International segment declined 0.9 percent as a result of $5 million of negative foreign currency impact and $1 million of unfavorable price and mix, which was partially offset by $5 million from higher unit volume. International segment unit volume was up 2.5 percent driven by increased sales in the domestic China market for original equipment and replacement tires.

The second quarter operating profit was $3 million compared with an operating loss of $4 million in the second quarter of 2015. The improvement was driven by $6 million of favorable raw material costs, net of price and mix, and $1 million of favorable SG&A expense.

The company continues to make progress on its planned acquisition of a majority interest in GRT, a joint venture in China to produce truck and bus radial tires for global markets. The transaction is expected to close by the end of this year pending certain permits and approvals by the Chinese government.

Outlook

Second quarter raw material costs increased 3 percent from the first quarter of 2016, in line with the company’s expectations. The company’s internal raw material index increased from 131.5 in the first quarter to 135.5 in the second quarter. Cooper anticipates third quarter raw material costs will be up modestly from the second quarter.

Management expectations for the full year 2016 are as follows:

•	Unit volume growth is expected in each of the company’s segments in the second half.
•	Total company operating margin, excluding the impact of acquisitions and non-cash pension settlement charges, is expected to be modestly above 2015 levels. This projection includes an estimate for the impact of the pending truck and bus radial tire tariffs, which was not included in Cooper’s previous margin outlook.
•	The International segment, excluding the impact of acquisitions, is expected to perform better than originally anticipated for the full year 2016. Management now expects the segment to deliver a small profit for the full year 2016.
•	The company expects a non-cash pension settlement charge of $14 million to $18 million in the third quarter of 2016 related to optional lump-sum payments of benefits offered to certain former employees. This option was offered to reduce the size and potential future volatility of Cooper’s domestic defined benefit pension plan obligations.
•	Effective tax rate for full year 2016 is expected to be in a range of 33 percent to 35 percent.
•	Capital expenditures, excluding the impact of acquisitions, are expected to range from $210 million to $240 million for the year.

“The Cooper business model continues to provide a solid foundation for growth,” Armes said.  “Looking ahead, while we expect that the benefit of lower raw material costs will moderate, and global markets will become more competitive in the back half of this year, we look forward to a strong second half and full year 2016. We are encouraged by the performance of our International segment, which continues to deliver volume growth and is expected to be profitable for the full year 2016. Overall, our strong first half performance makes us even more optimistic that our full year 2016 margins will be higher than where we ended 2015. I leave Cooper highly optimistic about the future with a great strategic plan in place that Brad Hughes, who takes the helm as President and CEO on Sept. 1, was instrumental in developing.  I have no doubt that Brad will lead with great energy, expertise, and a commitment to the long-term success of all Cooper stakeholders,” Armes concluded.

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Cooper Tire Q2 2016—4

Second Quarter 2016 Conference Call Today at 10 a.m. Eastern

Management will discuss the financial and operating results for the second quarter of 2016, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at http://services.choruscall.com/links/ctb160804.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company’s website at http://investors.coopertire.com/Quarterly-Results.

Forward-Looking Statements

This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the United States and other countries, or the performance of the company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes to tariffs or the imposition of new tariffs or trade restrictions, including changes related to the anti-dumping and countervailing duties for passenger car and light truck tires imported into the United States from China; and any duties from the ongoing investigation into truck and bus tires imported into the United States from China
•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s referendum on withdrawal from the European Union
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the company, including stockholders lawsuits relating to the terminated Apollo merger as well as product liability claims, in each case which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;
•	a disruption in, or failure of, the company’s information technology systems, including those related to cyber security, could adversely affect the company’s business operations and financial performance;
•	changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	changes in interest or foreign exchange rates;
•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;

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Cooper Tire Q2 2016—5

•	failure to implement information technologies or related systems, including failure by the company to successfully implement an ERP system;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the company, its joint venture, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the company’s competitors or customers;
•	inaccurate assumptions used in developing the company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	any unforeseen circumstances that arise that cause the Board of Directors to alter its succession plans for the leadership of the company;
•	risks relating to acquisitions, such as the proposed acquisition of a majority interest in China based Qingdao Ge Rui Da Rubber Co., Ltd., including the failure to successfully complete acquisitions or integrate them into operations or their related financings may impact liquidity and capital resources;
•	changes in the company’s relationship with its joint-venture partner or suppliers, including any changes with respect to the production of Cooper-branded products by CCT, the company’s former joint venture in China;
•	the ability to find alternative sources for products supplied by CCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statement in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car and light truck tires. Cooper and its subsidiaries also sell medium truck, motorcycle and racing tires. Cooper’s headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

Jerry Bialek

419.424.4165

investorrelations@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$740,294	$751,781	$1,390,069	$1,414,987
Cost of products sold	560,625	592,089	1,059,971	1,123,340
Gross profit	179,669	159,692	330,098	291,647

Selling, general and administrative expense	69,753	60,264	129,078	121,865
Operating profit	109,916	99,428	201,020	169,782

Interest expense	(6,286)	(6,240)	(12,921)	(12,597)
Interest income	948	514	1,888	1,075
Other non-operating income	1,427	1,592	2,888	1,672
Income before income taxes	106,005	95,294	192,875	159,932

Provision for income taxes	34,654	34,818	62,752	57,294
Net income	71,351	60,476	130,123	102,638

Net income attributable to noncontrolling shareholder interests	602	894	369	2,295

Net income attributable to Cooper Tire & Rubber Company	$70,749	$59,582	$129,754	$100,343

Basic earnings per share:
Net income attributable to Cooper Tire & Rubber Company common stockholders	$1.29	$1.04	$2.35	$1.74

Diluted earnings per share:
Net income attributable to Cooper Tire & Rubber Company common stockholders	$1.27	$1.03	$2.32	$1.72

Weighted average shares outstanding (000s):
Basic	55,020	57,244	55,280	57,658
Diluted	55,602	57,778	55,852	58,291

Segment information:
Net sales
Americas Tire	$654,721	$673,016	$1,234,058	$1,271,530
International Tire	123,678	124,851	226,905	231,953
Eliminations	(38,105)	(46,086)	(70,894)	(88,496)

Operating profit (loss):
Americas Tire	$116,093	$108,566	$222,146	$198,564
International Tire	3,152	(3,633)	1,380	(6,426)
Unallocated corporate charges	(8,730)	(5,782)	(21,749)	(24,668)
Eliminations	(599)	277	(757)	2,312

Cooper Tire & Rubber Company

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)	June 30,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$412,098	$408,057
Notes receivable	5,886	10,658
Accounts receivable	430,043	400,278
Inventories	506,982	489,076
Other current assets	49,085	49,952
Total current assets	1,404,094	1,358,021

Net property, plant and equipment	802,934	767,618
Goodwill	18,851	18,851
Intangibles	132,300	136,800
Restricted cash	991	660
Deferred income tax assets	127,998	179,590
Other assets	17,306	16,122
Total assets	$2,504,474	$2,477,662

LIABILITIES AND EQUITY
Current liabilities:
Notes payable	$3,716	$15,049
Accounts payable	214,961	236,939
Accrued liabilities	208,416	197,026
Income taxes payable	18,972	13,584
Current portion of long-term debt	600	1,791
Total current liabilities	446,665	464,389

Long-term debt	295,853	296,595
Postretirement benefits other than pensions	250,519	263,770
Pension benefits	280,971	353,729
Other long-term liabilities	143,008	148,505
Deferred income tax liabilities	2,085	4,059
Total parent stockholders’ equity	1,048,437	905,503
Noncontrolling shareholder interest in consolidated subsidiary	36,936	41,112
Total liabilities and equity	$2,504,474	$2,477,662

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)	Six Months Ended
	June 30,
	2016	2015
Operating activities:
Net income	$130,123	$102,638
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,092	59,457
Stock-based compensation	9,699	8,674
Change in LIFO inventory reserve	(18,232)	(51,512)
Amortization of unrecognized postretirement benefits	21,586	23,074
Changes in operating assets and liabilities:
Accounts and notes receivable	(61,069)	(38,195)
Inventories	(82,909)	(18,131)
Other current assets	(17,193)	(10,087)
Accounts payable	6,898	(20,358)
Accrued liabilities	5,154	17,952
Other items	10,929	(26,638)
Net cash provided by operating activities	69,078	46,874

Investing activities:
Additions to property, plant and equipment and capitalized software	(85,479)	(88,598)
Proceeds from the sale of assets	331	1,555
Net cash used in investing activities	(85,148)	(87,043)

Financing activities:
Net payments on short-term debt	(9,200)	(43,554)
Repayments of long-term debt	(600)	(1,708)
Payment of financing fees	-	(2,586)
Repurchase of common stock	(54,130)	(60,046)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(11,584)	(12,050)
Issuance of common shares and excess tax benefits on stock options	3,525	17,441
Net cash used in financing activities	(71,989)	(102,503)

Effects of exchange rate changes on cash	(5,000)	(923)

Net change in cash and cash equivalents	(93,059)	(143,595)

Cash and cash equivalents at beginning of year	505,157	551,652

Cash and cash equivalents at end of period	$412,098	$408,057